As filed with the Securities and Exchange Commission on September 4, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Changyou.com Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	98-0549988
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

East Tower, Jing Yan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

Changyou.com Limited

2008 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Timothy B. Bancroft, Esq.

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Class A ordinary shares, par value $0.01 per share	15,000,000 (5)	$18.8425	$282,637,500.00	$15,771.17
Class A ordinary shares, par value $0.01 per share	2,740,000 (6)	$18.8425	$51,628,450.00	$2,880.87
Class A ordinary shares, par value $0.01 per share	1,632,000 (7)	$18.8425	$30,750,960.00	$1,715.90
Class A ordinary shares, par value $0.01 per share	628,000 (8)	$18.8425	$11,833,090.00	$660.29
Total	20,000,000	N/A	$376,850,000.00	$21,028.23

(1)	The Class A ordinary shares, par value $0.01 per share (“Class A ordinary shares”), of Changyou.com Limited (the “Registrant”) registered hereunder may be represented by American Depositary Shares (“ADSs”), each ADS representing two Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-158104).
(2)	This Registration Statement covers, in addition to the number of Class A ordinary shares stated in the above table, an indeterminate number of Class A ordinary shares that may be offered or issued pursuant to the Registrant’s 2008 Share Incentive Plan (the “2008 Plan”) as a result of one or more adjustments under the 2008 Plan to prevent dilution resulting from share splits, share dividends and similar transactions.
(3)	The proposed maximum offering price per share of $18.8425, which is one-half of the average of the high and low prices of the Registrant’s ADSs as reported by the NASDAQ Global Select Market for August 31, 2009, and the proposed maximum aggregate offering price are set forth solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act of 1933 (the “Securities Act”).
(4)	Calculated pursuant to Rules 457(h)(1) and 457(c) under the Securities Act.
(5)	Shares issuable upon the conversion of 15,000,000 outstanding Class B ordinary shares, par value $0.01 per share (the “Class B ordinary shares”), that were issued under the 2008 Plan and are convertible into Class A ordinary shares at the option of the holder.
(6)	Shares issuable upon the conversion of 2,740,000 Class B ordinary shares issuable upon the vesting of outstanding restricted share units (“RSUs”) that were granted under the 2008 Plan and are settleable upon vesting in Class B ordinary shares that will be convertible into Class A ordinary shares at the option of the holder.
(7)	Shares issuable upon the vesting of 1,632,000 outstanding RSUs that were granted under the 2008 Plan and are settleable upon vesting in Class A ordinary shares.
(8)	Shares available for issuance under the 2008 Plan with respect to equity incentives that have not yet been granted.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant are incorporated in this Registration Statement by reference:

(a)	The Registrant’s final prospectus for the Registrant’s initial public offering filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on April 2, 2009, which includes audited financial statements for the Registrant’s fiscal year ended December 31, 2008;

(b)	The Registrant’s Registration Statement on Form F-6 (No. 333-158104) filed with the SEC on March 19, 2009; and

(c)	The description of the Registrant’s Class A ordinary shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34271) filed with the SEC on March 25, 2009, which incorporates by reference from the Registrant’s Registration Statement on Form F-1 (File No. 333-158061) originally filed with the SEC on March 17, 2009 the description of the Registrant’s Class A ordinary shares and ADSs included under the headings “Description of Share Capital” and “Description of American Depositary Shares.”

All documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable

Item 6.	Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Second Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from fraud or willful default of such directors or officers. In addition, the Registrant has entered into indemnification agreements with the Registrant’s directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Registrant’s Second Amended and Restated Memorandum and Articles of Association.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Registrant’s Second Amended and Restated Articles of Association, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on September 4, 2009.

Changyou.com Limited

By:	/s/ Tao Wang
Name:	Tao Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tao Wang and Alex Ho, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles Zhang Charles Zhang	Chairman of the Board of Directors	September 4, 2009

/s/ Tao Wang Tao Wang	Chief Executive Officer & Director (principal executive officer)	September 4, 2009

/s/ Alex Ho Alex Ho	Chief Financial Officer (principal financial and principal accounting officer)	September 4, 2009

/s/ Dave De Yang Dave De Yang	Director	September 4, 2009

/s/ John Zhuang Yang John Zhuang Yang	Director	September 4, 2009

/s/ Baoquan Zhang Baoquan Zhang	Director	September 4, 2009

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on September 4, 2009.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Campbells, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1 (1)	Changyou.com Limited 2008 Share Incentive Plan

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm

23.2	Consent of Campbells (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333-158061) originally filed with the Securities and Exchange Commission on March 17, 2009.